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                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  VALTECH S.A.

                                       AND

                                OBJECTSPACE, INC.









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



                                TABLE OF CONTENTS

Section                                                                               Page
-------                                                                               ----
1.   PURCHASE AND SALE OF SHARES.........................................................1
     (a) Purchase and Sale...............................................................1
     (b) Purchase Price..................................................................1
2.   CLOSING.............................................................................2
     (a) Location and Time...............................................................2
     (b) Costs...........................................................................2
     (c) Closing Deliveries by Seller....................................................2
     (d) Closing Deliveries by Purchaser.................................................3
3.   Labor and Employment Matters........................................................4
     (a) Employment......................................................................4
     (b) Construction....................................................................4
     (c) Additional Covenants............................................................4
4.   REPRESENTATIONS AND WARRANTIES OF SELLER............................................5
     (a) Organization....................................................................5
     (b) Capitalization..................................................................5
     (c) Authorization of Agreement......................................................5
     (d) Tax Matters.....................................................................6
     (e) Actions, Suits, Proceedings.....................................................7
     (f) Compliance with Applicable Laws and Other Instruments...........................7
     (g) Contributor of Assets to NewCo..................................................7
     (h) Title to the Operating Assets...................................................8
     (i) Intellectual Property Rights....................................................8
     (j) Contracts, Leases, Commitments and Agreements...................................9
     (k) Composition and Condition of Operating Assets...................................9
     (l) Major Suppliers and Customers...................................................9
     (m) Financial Statements............................................................9
     (n) Business Changes................................................................9
     (o) Employee Benefit Matters; ERISA................................................11
         (1)  Pension Plans.............................................................11
         (2)  Multiemployer Plans.......................................................11
         (3)  Welfare Plans.............................................................12
         (4)  Benefit Arrangements......................................................12
         (5)  Fiduciary Duties and Prohibited Transactions..............................12
         (6)  Litigation................................................................12
         (7)  Unpaid Contributions......................................................13
         (8)  Change of Control Payments and Compensation Deduction Limitations.........13
         (9)  Copies of Documentation...................................................13
     (p) Labor Matters..................................................................14
     (q) Government License and Regulation..............................................15
     (r) Liabilities of Newco...........................................................15
     (s) Location of Operating Assets...................................................15
     (t) Year 2000......................................................................15
     (u) Employee Matters...............................................................15
5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER........................................15
     (a) Corporate Organization.........................................................15
     (b) Corporate Authority............................................................16
     (c) Litigation and Other Proceedings...............................................16
     (d) Investment Intent..............................................................16

                                               -ii-

6.   COVENANT NOT TO COMPETE............................................................16
7.   INDEMNIFICATION....................................................................17
     (a) Survival of Representations and Warranties.....................................17
     (b) Indemnification by Seller......................................................17
     (c) Indemnification by Purchaser...................................................18
     (d) Procedures for Indemnification.................................................19
     (e) Sole Remedy....................................................................20
8.   DISPUTE RESOLUTION.................................................................20
     (a) Negotiation....................................................................20
     (b) Arbitration....................................................................20
     (c) Scope..........................................................................20
     (d) Discovery......................................................................21
     (e) Court Proceedings..............................................................21
     (f) Rulings........................................................................21
     (g) Findings of Fact...............................................................21
     (h) Authority......................................................................22
     (i) Equitable Remedies.............................................................22
     (j) Selection of Arbitrator........................................................22
     (k) Other Arbitration Provisions...................................................22
9.   ADDITIONAL AGREEMENTS..............................................................23
     (a) Confidential Information.......................................................23
     (b) Continuing Support.............................................................23
     (c) Employee List..................................................................24
     (d) Governmental Filings...........................................................24
     (e) Further Assurances.............................................................24
10.  DEFINITION OF CERTAIN TERMS........................................................25
11.  MISCELLANEOUS......................................................................35
     (a) Further Assurances.............................................................35
     (b) Amendments and Waiver..........................................................35
     (c) Governing Law..................................................................35
     (d) Notices........................................................................35
     (e) Benefit........................................................................36
     (f) Entire Agreement...............................................................36
     (g) Brokers........................................................................37
     (h) Disclosure Schedule............................................................37
     (i) Counterparts...................................................................37

LIST OF EXHIBITS AND SCHEDULES

Schedule
--------

3(a)(i)           Newco Employees
3(a)(ii)          Terms and Conditions of Employment
4(h)              Permitted Encumbrances
4(i)              Intellectual Property Rights
4(j)              Contracts, Leases, Commitments and Agreements
4(l)              Major Suppliers and Customers
4(m)              Financial Statements
4(o)(9)           ObjectSpace Employee Plans
4(q)              Licenses
10(g)             Courses
10(o)             Intellectual Property
10(v)(1)          Personal Property
10(v)(5)          Prepaid Assets
10(v)(8)          Licenses and Permits
10(v)(9)          Logistics Support System
10(w)             Contracts
10(aa)(1)         Voyager and Catalyst Product Lines
10(aa)(10)        Enterprise-wide Licensed Software

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of this 23rd day of September, 1999 by and between VALTECH S.A., a French SOCIETE ANONYME ("PURCHASER"), and OBJECTSPACE, INC., a Delaware corporation ("SELLER").

                                    RECITALS

A. Seller has previously directly engaged in, among other things, the business of providing instructor-led training services dedicated to preparing companies and their information technology staffs for the development of advanced technology, other than Seller-owned technology currently existing or developed in the future (the "BUSINESS").

B. Seller has formed VT Educational Services Corporation, a Delaware corporation ("NEWCO") in order to conduct the Business and, in connection with the formation of Newco, Seller has contributed substantially all of the assets of Seller associated with the Business to Newco.

C. Seller owns all of the issued and outstanding common stock of Newco, par value $0.01 per share (the "COMMON STOCK").

D. Seller desires to sell to Purchaser and Purchaser desires to purchase and acquire from Seller the Shares upon the terms and conditions set forth herein, as a result of which Newco will become a wholly-owned subsidiary of Purchaser.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties agree as follows:

         1.   PURCHASE AND SALE OF SHARES

              (a) PURCHASE AND SALE. On the terms and subject to the conditions of this sells, assigns, transfers and delivers to Purchaser, and Purchaser hereby purchases, one thousand (1,000) shares of Common Stock (the "SHARES"), free and clear of any and all Liens.

              (b) PURCHASE PRICE. The aggregate purchase price for the Shares shall be Two Million Nine Hundred Thirty-One Thousand Dollars ($2,931,000) (the "PURCHASE PRICE"). All references to "$" and "dollars" herein shall mean United States dollars. Purchaser hereby delivers the Purchase Price to Seller concurrent with the execution hereof as part of the Closing (as hereinafter defined) by wire transfer of immediately available funds to an account specified by Seller.

         2.   CLOSING.

               (a) LOCATION AND TIME. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Winstead Sechrest & Minick P.C., 1201 Elm Street, 5400 Renaissance Tower, Dallas, Texas 75270, simultaneously with the execution of this Agreement (the "CLOSING DATE").

               (b) COSTS. Purchaser and Seller shall each bear their respective expenses, costs and fees (including attorneys and accountants fees and expenses) in connection with the transactions contemplated hereby, including the negotiation, preparation, execution and delivery of this Agreement and compliance herewith.

               (c) CLOSING DELIVERIES BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

                   (1) all documents, certificates and agreement necessary to transfer to Purchaser title to the Shares, including without limitation, a certificate or certificates representing the Shares, duly endorsed for transfer;

                   (2) duly certified copies of the resolutions adopted by Seller's board of directors authorizing the execution, delivery and due performance of this Agreement and all transactions contemplated hereby;

                   (3) a copy of the Consulting and Training Teaming Agreement, between Seller and Valtech Technologies, duly executed by Seller (the "TEAMING AGREEMENT");

                   (4) a copy of the bill of sale, assignment and assumption agreement between Seller and Newco whereby Seller contributed the Operating Assets to Newco, duly executed by Seller and Newco;

                  (5) copies of all assignments from Seller to Newco of all intangibles constituting a part of the Operating Assets and the Operating Contracts, licenses, appurtenances and rights relating to the Business;

                  (6) duly executed UCC-3 termination (or partial termination, if appropriate) statements showing termination (or partial termination) of all UCC-1 financing statements and any other security interests filed against the Operating Assets;

                  (7) evidence that all Liens encumbering the Operating Assets (other than the Permitted Encumbrances) have been paid as of the Closing;

                  (8) copies of all consents and agreements (duly executed by Seller and Newco) necessary to effect (i) the contribution of the Operating Assets from Seller to Newco, including, without limitation, the assignment to Newco of the Operating Contracts, (ii) the assumption of the Assumed Liabilities by Newco and (iii) the sale of the Shares to Purchaser;

                  (9) copies of tax statements from all taxing authorities showing taxes due for 1998 (and 1999, if available) against or with respect to the Operating Assets;

                  (10) an amendment to Seller's Lease, duly executed by Seller and executed by the Landlord, evidencing the exclusion of the Training Facility from Seller's Lease;

                  (11) good standing or similar certificates from the Secretaries of State and the appropriate taxing authorities of the States of Delaware and Texas with respect to Seller and Newco;

                  (12) duly executed resignations of the officers and directors of Newco, effective immediately following the Closing, from all positions held by such persons with Newco;

                  (13) the Certificate of Incorporation, Bylaws and original minutes of Newco and all other documents relating to the organization, maintenance and existence of Newco as a corporation; and

                  (14) such other documents, certificates, instruments or agreements which Seller is required to deliver to Purchaser or the Newco Employees pursuant to this Agreement.

         (d) CLOSING DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

                  (1) payment of the Purchase Price as provided in Section 1(b);

                  (2) duly certified copies of the resolutions adopted by Purchaser's board of directors or similar governing body authorizing the execution, delivery, and due performance of this Agreement and all transactions contemplated hereby and all documents to be executed and delivered hereunder;

                  (3) a copy of the Teaming Agreement duly executed by Valtech Technologies; and

                  (4) such other documents, certificates, instruments or agreements which Purchaser is required to deliver to Seller pursuant to this Agreement.

         3.   LABOR AND EMPLOYMENT MATTERS.

              (a) EMPLOYMENT. Attached hereto as SCHEDULE 3(a)(i) is a list of all active employees of Newco on the payroll and available for duty on the Closing Date (the "NEWCO EMPLOYEES"). Such Newco Employees were previously employed by the Seller in connection with the Business and ceased to be employed by Seller on the Contribution Date. Effective from the Closing, Purchaser shall cause Newco (or an affiliate thereof) to continue the employment of the Newco Employees upon the terms and conditions for such Newco Employees described on SCHEDULE 3(a)(ii).

              (b) CONSTRUCTION. Section 3(a) above is solely for the purpose of defining the obligations between Purchaser and Seller concerning the Newco Employees and shall in no way be construed as creating any employment contract or other contract between Purchaser, Newco, Seller and/or any employee.

              (c) ADDITIONAL COVENANTS. Seller shall:

                  (1) enter into an amendment to each Newco Employee's existing option agreements which provide for the purchase of equity securities of Seller to provide that (i) no such options will terminate as a result of the Newco Employee's continued employment with Newco following the Closing, and (ii) any unvested options held by such Newco Employee shall vest on the earlier of (x) one year anniversary date of the Closing Date (the "ANNIVERSARY DATE") if such Newco Employee does not terminate his or her employment with Newco or an affiliate or successor of Newco on or prior to the Anniversary Date, or (y) the date on which such Newco Employee ceases to be an employee of Newco, or an affiliate or successor of Newco, by reason of such Newco Employee's employment being terminated by Newco or an affiliate or successor of Newco for any reason other than Cause; and

                  (2) pay to each such Newco Employee, within thirty days following December 31, 1999, a "stay in place bonus" in an amount equal to 25% of such Newco Employee's annual base salary, excluding bonus and commissions, if any, prior to the Closing if such Newco Employee is continuously employed by Newco, or an affiliate or successor of Newco, between the Closing and December 31, 1999; and

                  (3) on the Closing Date, or as soon as practicable thereafter, pay each Newco Employee all accrued wage, salary, bonus and commission for all periods prior to and including the Closing Date to which such person is entitled; and

                  (4) pay or provide for all other employee benefits maintained by Seller for all periods prior to and including the Closing Date, all in accordance with applicable law; and

                  (5) as soon as possible after the Closing Date, but in no event later than thirty (30) days after the Closing Date, deliver to Newco copies of amendments to the employment agreements between Seller and the Newco Employees which evidence certain modifications to the employment agreements between Seller and the Newco Employees (as former employees of Seller).

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser as follows, each such representation and warranty being qualified in its entirety by the disclosures set forth on the disclosure schedule of Seller attached hereto (the "DISCLOSURE SCHEDULE"):

                  (a) ORGANIZATION. Each of Seller and Newco are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and Newco has the requisite corporate power and authority to own its property and assets and to carry on its business as now being conducted. Each of Seller and Newco is duly qualified, registered or licensed to do business as a foreign corporation in each other jurisdiction wherein the nature of its activities or of its properties owned or leased makes such qualification necessary and failure to be so qualified, registered or licensed would have a material adverse effect upon the Business. Except as contemplated by this Agreement, no stockholder, officer, director or employee of Seller or Newco or any affiliated entity is currently a party to any transaction with Seller or Newco relating to any aspect of the Business.

                  (b) CAPITALIZATION. Newco's entire authorized capital stock consists of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding. All of the Shares have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Newco or Seller is a party or which are binding upon Newco providing for the issuance or transfer by Newco of additional shares of its capital stock, nor are there any outstanding stock option rights, phantom equity or similar rights with respect to Newco. There are no voting trusts or any other agreements or understandings with respect to the voting of Newco's capital stock. Upon consummation of the transactions contemplated by this Agreement, Purchaser will own a one hundred percent (100% ) equity interest in Newco. Seller owns all of the Shares free and clear of all Liens.

                  (c) AUTHORIZATION OF AGREEMENT. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of Seller and Newco has the requisite power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary action on the part of Seller. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under, the terms or conditions of the Certificate of Incorporation or Bylaws of Seller, any court or administrative order, judgment or decree, any agreement or instrument to which Seller or Newco is a party or by which Seller, Newco or any of their assets are bound or, to the knowledge of Seller, any statute or regulation of any governmental agency. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby do not require the consent of any third party. This Agreement and all other instruments required hereby to be executed and delivered by Seller are, or when delivered will be, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

                  (d)   TAX MATTERS.

                        (1) Seller does not have any liabilities for Taxes.

                        (2) Seller has duly and timely filed all Tax Returns
                  with the appropriate governmental or taxing authority and has duly completed and correctly reported all income and all other amounts and information required to be reported thereon.

                        (3) Seller has duly and timely paid, accrued or
                  properly provided for all Taxes, including all installments on account of Taxes for the current year, that are due and payable or collectible by Seller.

                        (4) Neither Seller nor any member of any
                  affiliated group (within the meaning of Section 1504 of the Code), combined group, consolidated or unitary group (any such affiliated, combined, consolidated or unitary group hereinafter referred to as an "AFFILIATED GROUP") of which Seller is or was a member has received notice of any deficiency or assessment from any federal, state, local or foreign governmental authority with respect to any liability for Taxes attributable to the Business, Newco or the Operating Assets. No administrative, judicial or other proceeding is presently pending with respect to any Taxes or Tax Returns of Seller or any member of an Affiliated Group of which Seller is or was a member or otherwise with respect to the Business, Newco or the Operating Assets.

                        (5) There are no actions, suits, proceedings,
                  investigations, audits or claims now pending or, to the knowledge of Seller, threatened against Seller or Newco in respect of any Taxes and there are no matters under discussion, audit or appeal with any governmental authority relating to Taxes.

                        (6) There are no liens for Taxes upon the assets
                  of Seller or Newco, including, but not limited to the Operating Assets, except for liens for Taxes not yet due.

                        (7) None of the Operating Assets is property
                  that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f) of the Code (as in effect prior to the amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168 of the Code.

                        (8) Seller has timely deducted and withheld and
                  will deduct and withhold from any amount paid or credited or deemed paid or credited up to and including the Closing Date by it to or for the account or benefit of any person, including, without limitation, any of its employees, officers or directors, the amount of all Taxes and other deductions required by any applicable law to be deducted or withheld from any such amount and has duly and timely collected and remitted and will collect and remit the same to the appropriate governmental authority.

                  (e) ACTIONS, SUITS, PROCEEDINGS. There is no litigation action, suit, investigation or proceeding (including, without limitation, condemnation proceedings and actions, suits or proceedings in respect of product liability claims) pending or, to the knowledge of Seller, threatened against Seller or any of its properties or business in any court or before any federal, state, municipal, foreign or other governmental agency relating to Newco, the Operating Assets or the Business or the consummation of the transactions contemplated hereby. Neither Seller, Newco, the Business nor the Operating Assets are subject to any order, writ, injunction or decree of any court or governmental agency relating to Newco, the Business or the Operating Assets.

                  (f) COMPLIANCE WITH APPLICABLE LAWS AND OTHER INSTRUMENTS. Prior to the Contribution Date, Seller conducted the Business in all material respects in compliance with all applicable laws, rules or regulations of all governmental authorities. Subsequent to the Contribution Date, Newco has conducted and is conducting the Business in all material respects in compliance with all applicable laws, rules or regulations of all governmental authorities. Neither Seller nor Newco is in violation of their respective Certificates of Incorporation or Bylaws.

                  (g) CONTRIBUTION OF ASSETS TO NEWCO. In connection with the formation of Newco, Seller contributed all of Seller's right, title and interest in and to the Operating

         Assets to Newco, free and clear of any Liens, other than the Permitted Encumbrances (as defined below).

                  (h) TITLE TO THE OPERATING ASSETS. Newco has good and marketable title to all of the Operating Assets, free and clear of all Liens that will continue after the Closing Date, except encumbrances listed and described in SCHEDULE 4(h) hereto (the "PERMITTED ENCUMBRANCES"). To the extent that any Permitted Encumbrances contain covenants or obligations by which Newco is bound, Newco is not in default under such covenants or obligations and has no knowledge of any material default on the part of any other party to such Permitted Encumbrances.

                  (i) INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 4(i) hereto contains a complete and accurate list of (1) all patents, registered or material trademarks, trade names, registered or material service marks and registered copyrights (and all applications therefor) used in the conduct of the Business (indicating whether or not such patent, trademark, trade name, service mark or registered copyright is owned by Newco), (2) all computer programs, software, and software licenses used primarily in the conduct of the Business, and (3) all agreements relating to technology, know-how or processes which Newco is licensed or authorized to use by others in the conduct of the Business. Newco
         (i) owns or has the right to use all patents, registered or material trademarks, trade names, registered or material service marks and registered copyrights (and all applications therefor) and all trade secrets, inventions, know-how, ideas, designs, processes, specifications and formulas included in the Operating Assets and embodied in or related to the Business, subject to the provisions of any license agreement by which Newco has received rights in connection with such intellectual property, and (ii) to the knowledge of Seller, Newco is not using any confidential information or trade secrets of others in the operation of the Business. Neither Seller nor Newco is a party to any agreement or contract which obligates Seller or Newco to pay royalties, fees or other payments to any owner of, licensor of, or other claimant to, any Intellectual Property included in the Operating Assets. Neither Seller nor Newco has transferred or conveyed any rights to others in the Intellectual Property included in the Operating Assets other than rights to use that are incidental to sales of products included within the Business. To the knowledge of Seller, no claims have been asserted by any person to the use in the conduct of the Business of any Intellectual Property included in the Operating Assets challenging or questioning the validity or effectiveness of any such Intellectual Property included in the Operating Assets and, to the knowledge of Seller, there exists no valid basis for any such claim, except for such claims an adverse determination of which, in the aggregate, would not have a material adverse effect on the Business; and, to the knowledge of Seller, the use of the Intellectual Property included in the Operating Assets in the conduct of the Business does not infringe on the rights of any person. Newco owns, or is otherwise licensed or has the right to use, all Intellectual Property included in the Operating Assets used in or necessary for the conduct of the Business and, subject to obtaining necessary consents, the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights.

                  (j) CONTRACTS, LEASES, COMMITMENTS AND AGREEMENTS.
         SCHEDULE 4(j) hereto sets forth and describes all material contracts, leases, agreements and commitments (i.e., a contract, lease, agreement or commitment providing for payment or receipt of $5,000 or more over the life of the contract or which may not be terminated without penalty with notice of 30 days or less) to which Seller or Newco is a party or by which either of them is bound with respect to the Business or the Operating Assets. Seller, Newco and each other party thereto have in all respects substantially performed all obligations required to be performed by them to date, and are not in default under any of the Operating Contracts. Each of the Operating Contracts is in full force and effect, and neither Seller nor Newco have assigned to any other person any of their rights thereunder, other than the assignment of the Operating Contracts from Seller to Newco.

                  (k) COMPOSITION AND CONDITION OF OPERATING ASSETS. The Operating Assets comprise all material property and assets employed by Seller immediately prior to the Contribution Date and currently employed by Newco in the Business, except for the Retained Assets. All tangible personal property included in the Operating Assets is mechanically sound with no known material defects (ordinary wear and tear excepted) and are in good and normal operating condition and repair.

                  (l) MAJOR SUPPLIERS AND CUSTOMERS. Attached hereto as
         SCHEDULE 4(l) is a comprehensive listing of each supplier of goods and services to the Business to whom Seller paid in excess of $3,000 in the aggregate, and each customer of the Business to whom Seller billed in excess of $5,000 in the aggregate, during the 12 month period ending December 31, 1998; provided, however, that
         SCHEDULE 4(l) may list suppliers or customers that have not been paid or billed in excess of such amounts. To the knowledge of Seller, no material supplier or customer has any intention to change its relationship or the terms upon which it conducts business with respect to the Business as a result of the transactions contemplated by this Agreement.

                  (m) FINANCIAL STATEMENTS. Attached to this Agreement as
         SCHEDULE 4(m) are net income statements of Seller relating to the Business for the year ended December 31, 1998 and the interim period ended June 30, 1999. Such net income statements (1) were prepared from the books and records of Seller; (2) present fairly the financial condition of the Business at the dates indicated in all respects; and (3) have, in all material respects, been prepared in accordance with generally accepted accounting principles applied on a basis consistent with Seller's financial statements for the year ended December 31, 1998 and the interim period ended June 30, 1999, subject, in the case of the net income statements for the interim period, to normal recurring year end adjustments.

                  (n) BUSINESS CHANGES. Except for the transactions contemplated by this Agreement and the Bill of Sale, Assignment and Assumption between Seller and Newco (the "BILL OF SALE"), since June 30, 1999, there has not been:

                           (1) any material adverse change in the business,
                  financial condition, operations or results of operations of the Business, or material damage, destruction or loss (whether or not covered by insurance) affecting the Business or the Operating Assets;

                           (2) any sale, lease, abandonment or other
                  disposition of any material equipment or other operating property associated with the Business except for dispositions in the ordinary course of business;

                           (3) any material transfer or other disposition
                  or purchase or other acquisition of any properties or assets used in the Business (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                           (4) any deviation from the ordinary and usual
                  course by Seller in the conduct of the Business, including, without limitation, any payment to any stockholder, former stockholder, officer, director or affiliated party other than regular compensation paid in the ordinary course of business, or any increase in compensation of any officer, director or employee (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or the adoption of any new benefit program, plan or other arrangement for officers, directors or employees;

                           (5) any change in accounting methods or
                  practices followed by Seller in connection with the Business;

                           (6) any increase in any obligations or
                  liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business, in excess of $5,000 individually or $20,000 in the aggregate;

                           (7) except for Permitted Encumbrances, any
                  Operating Asset which has been subjected to any Lien of any kind, except for liens for current taxes not yet due;

                           (8) any disposition of or lapse of any rights to
                  the use of the Intellectual Property included in the Operating Assets or disclosure to any person other than representatives of Newco of any material trade secret, formula, process or know-how included in the Operating Assets not theretofore a matter of public knowledge; or

                           (9) any agreement in writing to take any action
                  described in clauses (1) through (8) of this Section 4(n).

                  (o) EMPLOYEE BENEFIT MATTERS; ERISA. Except as specifically set forth in the schedules numbered to correspond to the applicable representation or warranty and attached hereto, Seller represents and warrants as follows:

                  (1) PENSION PLANS.

                           (i) No Employee Plan is a Pension Plan which is
                  subject to Title IV of ERISA or the minimum funding requirements of the Code.

                           (ii) No Pension Plan is "top heavy" within the
                  meaning of Section 416 of the Code.

                           (iii) Each Pension Plan and each related trust
                  agreement, annuity contract or other funding instrument which is intended to be qualified and tax exempt under the provisions of Code Sections 401(a) and 501(a), as applicable, has received from the Internal Revenue Service a favorable determination letter considering the Tax Reform Act of 1986, as amended, or application for such determination has been made within the applicable remedial amendment period and is currently pending.

                           (iv) Each Pension Plan, related trust agreement,
                  annuity contract or other funding instrument, for which Purchaser or Newcom could reasonably be expected to have any liability, is in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Laws which are applicable to such Pension Plan, including without limitation ERISA and the Code.

                  (2) MULTIEMPLOYER PLANS. There are no Multiemployer Plans, and neither Seller nor any ERISA Affiliate has ever maintained, contributed to, or participated or agreed to participate in any Multiemployer Plan. Neither Seller nor any ERISA Affiliate has ever withdrawn, partially or completely, or instituted steps to withdraw, whether partially or completely, from any Multiemployer Plan, nor has any event occurred which could enable a Multiemployer Plan to give notice of and demand payment of any withdrawal liability with respect to any of Seller or any ERISA Affiliate.

                  (3) WELFARE PLANS.

                           (i) Each Welfare Plan for which Purchaser or Newco
                  could reasonably be expected to have any liability is in material compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all Laws which are applicable to such Welfare Plan, including without limitation ERISA and the Code. No Welfare Plan provides for retiree medical or life insurance.

                           (ii) Each Welfare Plan which is a "group health
                  plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with provisions of Part 6 and 7 of Title I, Subtitle B of ERISA and Sections 4980B, 9801-9803, 9811, 9812, and 9831-9833 of the Code at all times.

                           (iii) No Welfare Plans are self-insured "multiple
                  employer welfare arrangements" as such term is defined in
                  Section 3(40) of ERISA.

                  (4) BENEFIT ARRANGEMENTS. Each Benefit Arrangement is in material compliance with its terms and with the requirements prescribed by any and all Laws which are applicable to such Benefit Arrangement, including without limitation the Code, for which Purchase or Newco could reasonably be expected to be liable.

                  (5) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. To the knowledge of Seller, neither Seller nor any ERISA Affiliate has any liability with respect to any transaction which relates to any Pension Plan or any Welfare Plan and which is in violation of Sections 404 or 406 of ERISA or constitutes a "prohibited transaction," as defined in
         Section 4975(c)(1) of the Code, and for which no exemption exists under
         Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code for which Purchase or Newco could reasonably be expected to be liable. To the knowledge of Seller, neither Seller nor any ERISA Affiliate has participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan or has any unpaid civil penalty under Section 502(1) of ERISA for which Purchase or Newco could reasonably be expected to be liable.

                  (6) LITIGATION. There is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation (including, without limitation, any such audit or investigation by the Internal Revenue Service, Department of Labor, or PBGC) relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of Seller, threatened or anticipated against any of Seller or any ERISA Affiliate other than routine claims for benefits. To the best knowledge of Seller, no Newco Employee has any material claim against Seller (whether under federal or state law, any employment agreement, or otherwise) on account of or for (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation, time off, sick time or pay in lieu of any of the foregoing, other than that earned in respect of the current fiscal year of the Seller; or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work. To the best knowledge of Seller, no Newco Employee has any material claim, or basis for any material action or proceeding against Seller, arising under any statute, ordinance or regulation relating to discrimination in employment or employment practices, occupational safety and health standards or workers' compensation for which Purchase or Newco could reasonably be expected to be liable.

                  (7) UNPAID CONTRIBUTIONS. Neither Seller nor any ERISA Affiliate has any material liability for unpaid contributions required to be made pursuant to the plan's terms with respect to any Employee Plan for which Purchase or Newco could reasonably be expected to be liable.

                  (8) CHANGE OF CONTROL PAYMENTS AND COMPENSATION DEDUCTION LIMITATIONS. Except in accordance with the terms of the applicable Employee Plan or as disclosed on SCHEDULE 4(o)(8), the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of separation pay or otherwise), cancellation of indebtedness, or other obligation becoming due from any of Seller or any ERISA Affiliate to any current or former employee, director, or consultant, or result in the vesting, acceleration of payment or increase in the amount of any benefit payable to or in respect of any such current or former employee, director, or consultant of any of Seller or any ERISA Affiliate. There is no contract, agreement, plan or arrangement covering any current or former employee, director, or consultant of Seller or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), and/or 280G of the Code or would require the payment of an excise tax imposed by Section 4999 of the Code or of any "gross up" of any such excise tax for which Purchase or Newco could reasonably be expected to be liable.

                  (9) COPIES OF DOCUMENTATION. SCHEDULE 4(o)(9) sets forth a true and complete list of all Employee Plans of Seller and/or Newco. Seller has delivered to Purchaser pursuant to this Agreement, or shall provide to Purchaser within ten (10) business days after the date hereof, a true and complete set of copies of (i) all

         Employee Plans and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which shall become effective at a later date; (ii) the latest Internal Revenue Service determination letter obtained with respect to any such Employee Plan qualified or exempt under Section 401 or 501 of the Code; (iii) annual reports (Form 5500 series or the alternative filing, if applicable, under ERISA Regulation Section 2520.104-23) and certified financial statements for the most recently completed three fiscal years for each Employee Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Employee Plan's enrolled actuary; (iv) all summary plan descriptions for each Employee Plan required to prepare, file and distribute summary plan descriptions; (v) copies of all documentation relating to the correction of Pension Plan defects under the IRS Employee Plans Compliance Resolution System or any predecessor or similar IRS program; (vi) all summaries furnished or made available to employees, officers and directors of any of Seller or their ERISA Affiliates of all incentive compensation, other plans and fringe benefits for which a summary plan description is not required; (vii) the names of all salaried employees involved in the Business, together with a statement as to the full amount paid or payable to each such employee for services rendered during the last or current fiscal year and the current aggregate base salary rate for each such person; (viii) the names of all Newco Employees; (ix) amounts of current and deferred compensation due the Newco Employees (including vacation pay, holiday pay, sick pay and similar compensation earned by and/or accrued to the Newco Employees); (x) FICA, unemployment and other payroll taxes payable with respect to the Newco Employees; and (xi) the seniority and current compensation levels of all Newco Employees, vendors, agents and independent contractors as of the Closing Date.

         (p) LABOR MATTERS.

                           (1) Neither Seller nor Newco is a party to any
                  collective bargaining agreement (the "LABOR AGREEMENTS"), and no union or association of employees has been certified or recognized as the collective bargaining representative of any of Seller's or Newco's employees or has attempted to engage in negotiations with Seller or Newco regarding terms and conditions of employment.

                           (2) Seller and Newco are in compliance in all
                  material respects with all requirements of applicable federal, state and local laws and regulations governing employee relations, including but not limited to anti-discrimination laws, wage/hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending, and, to the knowledge of Seller, no suit, charge or administrative investigation alleging a violation of any such law or regulation has been threatened.

                  (q) GOVERNMENT LICENSE AND REGULATION. Set forth on
         SCHEDULE 4(q) is a list of all material domestic and foreign governmental and third party licenses, permits, certificates, consents, approvals, waivers, authorizations, and registrations (collectively, "APPROVALS") which Seller obtained and transferred to Newco which, to Seller's knowledge, are all of the Approvals necessary to conduct the Business as presently conducted and to own and use the Operating Assets, and such Approvals are in full force and effect. No proceeding is pending or threatened regarding the revocation or limitation of any such Approvals and there is no basis or grounds for any such revocation or limitation.

                  (r) LIABILITIES OF NEWCO. Newco has no responsibility for any liabilities other than the Assumed Liabilities. Other than the Assumed Liabilities, Newco did not assume and has not assumed, and is not responsible for, any liabilities or obligations of Seller, including without limitation the Excluded Liabilities, and Seller remains liable for and will discharge the Excluded Liabilities.

                  (s) LOCATION OF OPERATING ASSETS. All of the tangible personal property included in the Operating Assets is located at the Training Facility.

                  (t) YEAR 2000. All computer software, hardware, programs and technical systems ("TECHNOLOGY") included within the Operating Assets is "Year 2000 compliant," which means that each all such Technology will (i) not fail to function and operate prior to, during and after the calendar Year 2000 in accordance with its specifications as a result of the use of a valid date; (ii) will provide the output specified in such Technology's specifications without experiencing abnormal ending dates and/or invalid or incorrect years, and (iii) will incorporate century recognition date data, calculations that use same century and multi-century formulas and date values that reflect the current century in all transactions.

                  (u) EMPLOYEE MATTERS. On or prior to the Closing Date, Seller has furnished or shall furnish to the Newco Employees, their representatives and appropriate governmental authorities such notices as may be required of Seller by and in accordance with applicable laws and regulations, including, without limitation, any mass lay-off laws. Seller has complied with all legal obligations, if any, it may have to bargain with the collective bargaining representatives of the Newco Employees concerning the decision to contribute the Operating Assets to Newco and the effects thereof.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

                  (a) CORPORATE ORGANIZATION. Purchaser is a SOCIETE ANONYME duly organized and validly existing under the laws of France. Purchaser has the power and authority to own its property and assets and to carry on its business as now conducted.

                  (b) CORPORATE AUTHORITY. Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and performance by Purchaser of its obligations hereunder have been duly authorized by all necessary action on the part of Purchaser. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in a breach of, or constitute a default under, the terms and conditions of Purchaser's organizational documents, any court or administrative order or process, any agreement or instrument to which Purchaser is a party or by which it or any of its assets is bound or, to the knowledge of Purchaser, any statute or regulation of any governmental agency. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser do not require the consent of any third party. This Agreement and all other instruments required hereby to be executed and delivered by Purchaser are, or when delivered will be, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

                  (c) LITIGATION AND OTHER PROCEEDINGS. There is no litigation, action, suit, investigation or proceeding pending or, to Purchaser's knowledge, threatened against or affecting Purchaser's business before any court, agency or other governmental body that would result in any material adverse effect upon Purchaser's ability to perform its obligations under this Agreement.

                  (d) INVESTMENT INTENT. Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

         6. COVENANT NOT TO COMPETE. In consideration of the payment by Purchaser of the Purchase Price, Seller hereby agrees that, for a period of three years from the Closing Date, it shall not directly or indirectly, through any person controlling, controlled by or under common control with Seller, alone or in association with any other person, firm, corporation, partnership or other business organization, except as expressly provided for herein:

                  (a) Engage in, or own or acquire any controlling interest in any business which is engaged in, advanced software technology training (a "COMPETITIVE BUSINESS"). For purposes of this Section 6(a), there shall be disregarded any interest which arises solely from the ownership of less than a 10% equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market. Notwithstanding the foregoing, Purchaser and Seller agree Seller may provide training services (1) solely for internal purposes, and (2) to third parties in connection with Seller-owned technology whether now existing or developed in the future.

                  (b) In any way, directly or indirectly, for the purpose of conducting or engaging in any Competitive Business, (1) call upon, solicit, advise or otherwise do, or attempt to do, business relating to the Competitive Business with any former customers of Seller or Newco or (2) take away or interfere or attempt to interfere with any former customer, trade, business or patronage of Seller or Newco relating to the Competitive Business.

                  (c) Seller acknowledges that the failure or threatened failure to comply with the provisions of this Section 6 will result in irreparable and continuing damage to Purchaser for which there will be no adequate remedy at law and that, notwithstanding any other provision of this Agreement, in the event of such failure or threatened failure, Purchaser and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of this
         Section 6.

         7.       INDEMNIFICATION.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made herein by Purchaser or Seller shall survive the execution and delivery of this Agreement and, other than the representations and warranties contained in Section 4(d), which shall survive for the period of the applicable statutes of limitation, shall remain in full force and effect for a period of twelve months following the Closing Date, and shall be deemed to have been relied upon by each other party hereto, notwithstanding any investigation made by or on behalf of such party. Actions for a breach of a representation or warranty may be commenced only during the period in which such representation or warranty survives.

                  (b) INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Purchaser, Newco and their affiliates and each of their directors, officers, employees, advisors, agents and stockholders at all times from and after the Closing Date against and with respect to any and all claims, demands, lawsuits, proceedings, losses, assessments, taxes, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages, interest, reasonable attorneys' fees and costs of investigation (all of the foregoing hereinafter referred to collectively as "CLAIMS") which arise or result from and to the extent they are attributable to:

                           (1) the Excluded Liabilities and/or the Retained
                  Assets;

                           (2) the untruth or breach of any representation or
                  warranty made by Seller pursuant to this Agreement or any other agreement or document executed and delivered by Seller in connection with the transactions contemplated hereby;

                           (3) the breach of, or failure to perform, any of the
                  covenants, commitments, obligations or agreements on the part of Seller under this Agreement or any other agreement or document executed and delivered by Seller in connection with the transactions contemplated hereby;

                           (4) the operation by Seller and/or Newco of the
                  Business prior to the Closing (except with respect to Assumed Liabilities relating to such pre-Closing operation); and

                           (5) any and all demands, claims, actions, suits,
                  proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

         Seller shall have no liability with respect to the matters described in
         Section 7(b)(2) until the aggregate of all claims for which an indemnity would otherwise be payable by Seller exceeds $50,000 in the aggregate (the "BASKET"), and in such event, Seller shall be responsible only for the amount in excess of the Basket, but in no case shall the liability of Seller (i) with respect to the matters described in Section 7(b)(2) (other than matters arising in respect of Sections 4(d), (e), (g), (h) and (i)) or the Bill of Sale and, to the extent they apply to claims under Section 7(b)(2), the matters described in
         Section 7(b)(5), exceed $850,000, and (ii) with respect to the matters described in Section 7(b)(2) arising in respect of Sections 4(d), (e),
         (g), (h) and (i) or with respect to any breach of any of the Seller's representations and warranties of which the Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any breach by Seller of any covenant or obligation pursuant to this Agreement or any other agreement or document executed and delivered by Seller in connection with the transactions contemplated hereby, exceed the Purchase Price (collectively, the "CAP").

                  (c) INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless Seller and its directors, officers, employees, advisors, affiliates, agents and stockholders at all times from and after the Closing Date against and with respect to any and all Claims which arise or result from and to the extent that are attributable to:

                           (1) the Assumed Liabilities and the Operating
                  Contracts;

                           (2) the untruth or breach of any representation or
                  warranty made by Purchaser pursuant to this Agreement or any other agreement or document executed and delivered by Purchaser in connection with the transactions contemplated hereby;

                           (3) the breach of, or failure to perform, any of the
                  covenants, commitments, obligations or agreements on the part of Purchaser under this

                  Agreement or any other agreement or document executed and delivered by Purchaser in connection with the transactions contemplated hereby;

                           (4) the operation by Purchaser and/or Newco of the
                  Business after the Closing;

                           (5) any material difference between the tax liability
                  of Seller if the Operating Assets had been purchased directly by Purchaser in an asset purchase and the tax liability Seller will incur as a result of the consummation of the transactions as structured in this Agreement; provided, however, that Purchaser shall have no liability with respect to the matters set forth in this SECTION 15(C)(5) unless and until such liability exceeds $500; and

                           (6) any and all demands, claims, actions, suits or
                  proceedings, assessments, judgments, costs and legal and other expenses incident to any of the foregoing:

                  (d) PROCEDURES FOR INDEMNIFICATION. Promptly after receipt by an indemnified party pursuant to the provisions of Sections (b) or (c) of this Section 7 of notice of a third party claim or the commencement of any third party action pursuant to the provisions of such Sections 7(b) or (c), such indemnified party shall promptly notify such indemnifying party of the commencement thereof; but the omission to so notify such indemnifying party will not relieve it from any liability which it may have to the indemnified party otherwise than hereunder unless the indemnified party is materially prejudiced thereby. In case such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party pursuant to the provisions of such Sections 7(b) or (c) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (1) the indemnified party shall have promptly employed counsel in accordance with the proviso of the preceding sentence, (2) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (3) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party (such consent not to be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release from all liability in respect to such claim or litigation.

                  (e) SOLE REMEDY. This Section 7 is intended to set forth the exclusive and entire remedy of Seller and Purchaser against each other in respect of any losses that are in the nature of the losses subject to indemnification under this Section 7; the limitations on survival and commencement of actions in Section 7(a), the limitations on Seller's liability through the Cap and the Basket, and the other provisions of this Section 7, are intended to apply to all claims, actions and losses covered in substance by this Section or related to the Bill of Sale, regardless of form, whether based on contract, tort, statute or any other theory or basis of liability, and whether of a legal, equitable or other nature.

         8.       DISPUTE RESOLUTION.

                  (a) NEGOTIATION. The parties acknowledge and agree that, in connection with any and all actions, claims, controversies or disputes of any kind (e.g. whether in contract or in tort, statutory or common law) ("DISPUTES"), they shall first negotiate in good faith to resolve any such Dispute for a minimum period of thirty (30) days following receipt by a party of written notification of a Dispute. Any Dispute which cannot be resolved by negotiation within such thirty (30) day period shall be resolved according to the arbitration procedure set forth in Sections 8(b) through 8(k).

                  (b) ARBITRATION. Except as expressly set forth in Section 8(a), the parties agree that (except as expressly set forth herein) all Disputes between them relating, directly or indirectly, to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, are to be resolved by arbitration as provided in this Agreement. This agreement to arbitrate will survive the termination of this Agreement. All arbitration will be conducted pursuant to and in accordance with the following order of priority (1) the terms of this Agreement, (2) the Commercial Arbitration Rules of the American Arbitration Association, (3) the Federal Arbitration Act and (4) to the extent the foregoing are inapplicable, unenforceable or invalid, the laws of the State of Texas. The arbitrator used will be selected from impartial arbitrators designated by the American Arbitration Association who are familiar with the nature of the subject matter of the Dispute. Any hearing regarding arbitration will be held in Dallas, Texas, or at another location mutually acceptable to Newco and Seller. The arbitrator will use his/her best efforts to conduct the arbitration hearing no later than three (3) months from the date of the arbitrator's appointment and will use best efforts to render a decision within four (4) months from such date.

                  (c) SCOPE. Notwithstanding any other provision of this Section 8 no dispute regarding the ownership of intellectual property will be subject to the dispute resolution provisions of this Section 8. Any such Dispute will be resolved by negotiation or if the parties are unable to agree, by any court of competent jurisdiction.

                  (d) DISCOVERY. Each party may submit in writing to the other party, and the other party shall respond to a maximum of any combination of thirty-five (35) (none of which may be subparts) of the following: interrogatories, demands to produce documents and requests for admissions. Each party is also entitled to take the oral deposition of no more than five (5) individuals. Additional discovery may be permitted upon mutual agreement of the parties. The arbitrator will resolve any discovery disputes by such pre-hearing conferences as may be needed. All parties agree that the arbitrator will have the power of subpoena process as provided by law. Disputes concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the parties or will be resolved by the arbitrator. All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the parties and the arbitrator will adopt procedures to protect such rights. With respect to any Dispute, each party agrees that all discovery activities will be expressly limited to matters directly relevant to the Dispute and the arbitrator will be required to fully enforce this requirement.

                  (e) COURT PROCEEDINGS. Except for proceedings seeking equitable remedies and issues regarding the ownership of intellectual property, an arbitration proceeding commenced pursuant to this Section 8 is a condition precedent to and is a complete defense to the commencement of any suit, action or proceeding in any court or before any tribunal with respect to any Dispute. Either party may bring an action in court to compel arbitration. Any party who fails or refuses to submit to binding arbitration following demand by the other party shall, if the dispute is within the scope of this Section 8, bear all costs and expenses incurred by the opposing party in compelling arbitration.

                  (f) RULINGS. The arbitrator is empowered to resolve Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. The arbitrator will resolve all Disputes in accordance with the applicable substantive law. The arbitrator may grant any remedy or relief deemed just and equitable and within the scope of this Agreement and may also grant such ancillary relief as is necessary to make effective any award.

                  (g) FINDINGS OF FACT. The arbitrator will be required to make specific, written findings of fact and conclusions of law, and the parties will have the right to appeal or seek vacation or modification of an award only (1) if that award is based in whole, or in part, upon fraud or a failure to follow the procedures set forth in this Section 8 or (2) to the extent otherwise allowed by applicable law. Subject to the foregoing, the determination of the arbitrator shall be binding on all parties and shall not be subject to further review or appeal. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. To the extent permitted by applicable law, the arbitrator will have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party.

                  (h) AUTHORITY. The arbitrator will be limited to interpreting the applicable provisions of this Agreement and will not have the authority or power to alter, amend, modify, revoke or suspend any condition or provision of this Agreement or to create, draft or form a new agreement between the parties, or to render an award which, by its terms, has the effect of altering or modifying any condition or provision of this Agreement. The arbitrator will have the sole authority to resolve issues regarding whether Disputes are subject to arbitration, including the applicability of any statute of limitations.

                  (i) EQUITABLE REMEDIES. No provision of, nor the exercise of any rights under, this Agreement will limit the right of any party, during any Dispute, to seek, use, and employ ancillary or provisional equitable remedies. Such rights may be exercised at any time except to the extent such action is contrary to an award or decision of the arbitrator. The pursuit of provisional or ancillary equitable remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit a Dispute to arbitration, nor render inapplicable the compulsory arbitration provisions of this Section 8.

                  (j) SELECTION OF ARBITRATOR. The arbitrator will be chosen by mutual agreement of Newco and Seller. If they cannot agree within 30 days upon the selection of the arbitrator, the arbitrator will be selected by the Dallas, Texas office of the American Arbitration Association in accordance with its rules and procedures. Subject to the provisions of Section 7 and any other indemnification obligation set forth in this Agreement, (1) each party will be responsible for one-half of the expenses and fees of the arbitrator and (2) each party will bear its own attorney's and expert's fees.

                  (k) OTHER ARBITRATION PROVISIONS.

                           (1) All arbitration proceedings will be conducted in
                  the English language and all monetary awards will be denominated in and will be payable in United States Dollars.

                           (2) The statute of limitations applicable to any
                  Dispute shall be tolled upon the initiation of arbitration under this Agreement and shall remain tolled until the arbitration process is completed.

                           (3) Except to the extent necessary to enforce the
                  rights of the parties or as required by law, the parties agree to keep confidential the existence, content and results of any arbitration proceeding conducted pursuant to this Section 8.

         9.       ADDITIONAL AGREEMENTS.

                  (a) CONFIDENTIAL INFORMATION. From and after the date of this Agreement, neither Seller nor Purchaser shall (and each shall take all reasonably necessary steps to ensure that their respective officers, directors, employees, agents and other representatives do not), without the prior written consent of the other party, use, disclose, publish, copy, distribute or furnish to any person or entity any list, summary, schedule, description, record, document or data storage device, describing, containing, or relating to, or any information about, any Confidential Information (as defined below) of the other party.

                           (1) As used herein, "CONFIDENTIAL INFORMATION" shall
                  mean, with respect to information owned by Purchaser or Newco, the various trade secrets and other proprietary and confidential information (except as such pertain to the Retained Assets) of the Business which is of a special and unique nature and value relating to such matters as, but not limited to, the Business' prior business operations, financial affairs, programs, software, systems, procedures, Courses, Courseware, manuals, confidential reports and marketing methods which consist of compilations of information, records and specifications that have been assigned to Newco, including without limitation, all contracts, agreements, financial books, records, files, documents, customer and supplier lists, memoranda, data, tapes, letters, research, drawings, specifications, equipment and similar items relating to the Business and included in the Operating Assets. As used herein, "CONFIDENTIAL INFORMATION" shall mean, with respect to information owned by Seller, any non-public information concerning Seller which was obtained by Purchaser in connection with the transactions contemplated by this Agreement, other than information pertaining to the Operating Assets or the acquisition of the Shares.

                           (2) A party's obligations under this Section 9(a)
                  with respect to any portion of the Confidential Information will terminate if such party can document that such Confidential Information was in the public domain as of the date hereof, such Confidential Information entered the public domain subsequent to the date hereof (but prior to the use or public disclosure of such Confidential Information by the disclosing party) through no fault of the disclosing party, or the communication of such Confidential Information is in response to a valid order by a court or other governmental body or was otherwise required by law (but only to the extent of such order or requirement).

                           (3) Either party may disclose the terms of this
                  Agreement to those employees who have a need to know such information.

                  (b) CONTINUING SUPPORT. For a period of twelve months following the Closing Date, Seller shall use its best efforts to provide reasonable access to all of Seller's employees, other than the Newco Employees, who provided services to the Business or in connection with the Business at any time during the eighteen months prior to the Closing Date. Such access shall be for the purpose of assisting Purchaser in the integration of Newco and the Operating Assets into Purchaser's business. In no event will Seller be obligated to provide access to such employees of Seller if such access would result in occupation of greater than one week of each such employee's time.

                  (c) EMPLOYEE LIST. On the Closing Date, Seller shall provide Purchaser with a list of former employees of Seller who provided services to the Business or in connection with the Business at any time during the twenty-four months prior to the Closing Date. Purchaser and Seller expressly acknowledge and agree that Purchaser, Newco or an affiliate thereof may solicit such persons for employment, notwithstanding any other agreement between the parties.

                  (d) GOVERNMENTAL FILINGS. Seller and Purchaser shall cooperate with respect to, and diligently pursue completion of, all filings with or approvals of governmental agencies required in connection with the transactions contemplated by this Agreement, if any.

                  (e) FURTHER ASSURANCES. Seller and Purchaser agree that, at and after the Closing Date:

                           (1) at the request of Purchaser or Newco, Seller
                  shall execute and deliver such further instruments of transfer and assumption as may be necessary or appropriate, and shall take all commercially reasonable action as may be necessary or appropriate (A) to vest in Newco good and marketable title to the Operating Assets, (B) to transfer to Newco all licenses, agreements and permits necessary for the operation of the Business, (C) to aid and assist Newco in collecting and reducing to possession any or all of the Operating Assets, and
                  (D) to vest in Purchaser good and marketable title to the Shares;

                           (2) each will at any time and from time to time after
                  the Closing Date, upon the request of the other, execute, acknowledge, deliver, and perform, or cause to be executed, acknowledged, delivered, and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, assumption agreements, and assurances as may reasonably be required in connection with the transactions contemplated by this Agreement; and

                           (3) Seller will use its commercially reasonable
                  efforts to facilitate and secure the transfer of the software licenses described in SECTION 10(aa)(16) from Seller to Newco; provided, however, that in no event will Seller be required to expend its own funds for such purposes.

                  (f) 401(k) AMOUNTS. The parties hereto acknowledge that, subsequent to the Closing Date, the parties may agree to transfer the account balances of the Newco Employees in the ObjectSpace, Inc. 401(k) Profit Sharing Plan to a tax-qualified 401(k) plan sponsored by Purchaser or a subsidiary of Purchaser within a reasonable period of time after the Closing and in accordance with the Code, upon receipt of evidence reasonably satisfactory to each party that each such 401(k) plan is tax qualified. From and after the date of the transfer of such accounts (the "TRANSFER DATE"), Seller shall have no responsibility or liability with respect to any claims or liabilities regarding the transferred accounts which are attributable to the period following the Transfer Date. Purchaser shall indemnify Seller with respect to any claims or liabilities associated with the transferred accounts which are attributable to the period prior to and including the Transfer Date. These indemnities are in addition to any other indemnity provided in this Agreement.

         10. DEFINITION OF CERTAIN TERMS. Capitalized terms used in this Agreement but not otherwise defined in the text of this Agreement shall have the respective meanings indicated below for all purposes of this Agreement. All financial terms used in this Agreement and not otherwise defined shall be defined in accordance with generally accepted accounting principles. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

                  (a) ASSUMED LIABILITIES shall mean (1) the obligations of Seller assumed by Newco under the Operating Contracts, (2) the pro-rated portion of all utility bills for utilities provided to the Training Facility after the Closing Date, if any, and (3) the pro-rated portion of all personal property taxes levied or assessed against any of the Operating Assets for the current tax year as of the Closing Date.

                  (b) BENEFIT ARRANGEMENT shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
         Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, restricted stock, phantom stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any of Seller or any ERISA Affiliate, and (iii) covers any current or former employee, director, or consultant of any of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

                  (c) CAUSE shall mean with respect to each Newco Employee (1) acts of fraud or dishonesty in the course of his or her employment with or service to Newco or any of its affiliates, (2) substance abuse causing harm to Newco or any of its affiliates or impairing the Newco Employee's performance of his or her regular duties, (3) conviction of a felony involving moral turpitude, (4) insubordination, dereliction of duties, habitual absenteeism, materially deficient performance after (solely in the case of this clause (4)) notice to the Newco Employee and the Newco Employee's failure to correct same within the time period specified in the notice, which shall be not less than 10 business days, or (5) any event described as "cause" (or in any other term or phrase having similar import) in any written employment agreement between the Newco Employee and Newco or any affiliate.

                  (d) COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Regulations promulgated thereunder.

                  (e) CODE shall mean the Internal Revenue Code of 1986, as amended and the Regulations promulgated thereunder.

                  (f) CONTRIBUTION DATE shall mean the date on which the Operating Assets were contributed by Seller to Newco.

                  (g) COURSES shall mean all training courses owned by Seller in existence or under development as of the Contribution Date, including, without limitation, the Courses described on SCHEDULE 10(G) hereto; provided, however, the term Courses does not include any courses or courseware which are described in Section 10(aa)(1).

                  (h) COURSEWARE shall mean all course materials, training manuals, course templates, programs, documentation, computer software, books, process documentation or other similar courseware owned by Seller and related to the Courses.

                  (i) COURT shall mean any court, tribunal, or other judicial or arbitral panel of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof.

                  (j) EMPLOYEE PLANS shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  (k) ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended and the Regulations promulgated thereunder.

                  (l) ERISA AFFILIATE shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with Seller as such terms are defined in Section 414(b),
         (c), (m) or (o) of the Code.

                  (m) EXCLUDED LIABILITIES shall mean all liabilities of Seller associated with the Business prior to the Contribution Date including, without limitation, the following:

                           (1) Any liability or claim with respect to accidents
                  or occurrences arising on or before the Contribution Date.

                           (2) Any claim by a third party for personal injury,
                  injury or damage to property or economic loss, whether sounding in tort, breach of warranty or any other theory of recovery, seeking compensatory, special, exemplary, punitive or consequential damages, or any other relief, relating, directly or indirectly, to an alleged defective or unsuitable product arising on or before the Contribution Date.

                           (3) Any liabilities and obligations to any officer,
                  director or stockholder of Seller or to any person affiliated with an officer, director or stockholder of Seller or to any company affiliated with Seller.

                           (4) Any claims (including severance claims) relating
                  to the termination by Seller of the employment of any of its employees (including any such termination deemed to have occurred upon the transfer of any such employee from Seller to Newco).

                           (5) Any claim made by any employee or former employee
                  of Seller (which claim arises out of such employment) who is not employed on or after the Closing Date by Newco or an affiliate of Newco.

                           (6) The following claims relating to employees or
                  former employees of Seller or Newco:

                                    (i) all liabilities incurred on or prior to
                           the Closing Date (including medical expenses) resulting from workers' compensation claims brought by employees or former employees of Seller, whether or not such employee or former employee is later employed by Newco;

                                    (ii) all liabilities incurred on or prior to
                           the Closing Date to pay hospitalization, medical or dental expenses of employees or former employees of Seller for medical or dental services performed on or prior to the Closing Date (whether or not such employee or former employee is later employed by Newco);

                                    (iii) all liabilities relating to life
                           insurance claims for deaths on or prior to the Closing Date;

                                    (iv) all liabilities and obligations of
                           Seller existing as of the Closing Date relating to employee compensation (whether or not an employee or former employee is later employed by Newco);

                                    (v) all liabilities resulting from
                           employment-related claims brought by employees or former employees of Seller (whether or not such employee or former employee is later employed by Newco) if such employment-related claims arise from occurrences or omissions transpiring on or prior to the Closing Date, including, without limitation, claims alleging violations of the following: (a) employment discrimination law; (b) labor law; (c) affirmative action, government contract or contract compliance law; (d) occupational safety or health, safe work place or employee right-to-know law; (e) unemployment compensation law; (f) workers' compensation law; (g) laws (including statutory and case law) prohibiting wrongful discharge of employees, whether based on express or implied contracts, public policy, bad faith, tort, illegal retaliation or other theories; (h) laws governing wage and hour matters; (i) immigration law; (j) common law employment-related tort claims, including, without limitation, defamation, invasion of privacy, intentional infliction of emotional distress, fraud and misrepresentation and negligent hiring; (k) plant closing and mass lay-off laws; (l) laws relating to an employee's right to continued coverage under a group health insurance plan; (m) the Labor Agreements; and (n) any employee benefit plan maintained by Seller that is subject to ERISA;

                                    (vi) post-retirement benefits arising out of
                           their employment by Seller on or before the Closing Date; and

                                    (vii) all liabilities of Seller existing as
                           of the Closing Date relating to unemployment compensation taxes.

                           (7) Any unpaid liability for Taxes (as hereinafter
                  defined) incurred prior to the Closing Date, including without limitation the following: any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes (i) of Seller or any member of any affiliated group (within the meaning of Section 1504(a) of the Code) or any combined, consolidated or unitary group for state or other tax purposes of which Seller is or has been a member, whenever incurred; (ii) except as expressly set forth herein, attributable to or incurred in connection with the Business or the Operating Assets prior to or on the Closing Date, including, without limitation, any AD VALOREM, real or personal or intangible property, sales or other Taxes which are not due or assessed until after the Closing Date but which are attributable to any period (or portion thereof) ending on the

                  Closing Date and (iii) attributable to interest, fines, additions to tax or penalties relating to Taxes.

                           (8) Any cause of action or judicial or administrative
                  action, suit, proceeding or investigation relating to periods prior to the Closing Date.

                           (9) Any governmental compliance, enforcement or
                  regulatory action, suit or claim or any claim by any person or entity based upon an actual or alleged failure of Seller to comply on or prior to the Closing Date with, or an actual or alleged violation by Seller on or prior to the Closing Date of, any law, rule, regulation, statute, ordinance, permit, permit requirement, judgment, injunction, order, decree, license or other governmental authorization or approval applicable to Seller or the Operating Assets.

                           (10) Any infringement of the rights of any other
                  person or entity arising out of the use of any of the Operating Assets on or prior to the Closing Date.

                           (11) Any liability under any employee benefit plan
                  maintained or contributed to by Seller or any ERISA Affiliate (as hereinafter defined).

                           (12) Any liabilities with respect to contracts of
                  Seller (other than the operating Contracts) and Excluded Liabilities.

                           (13) Any liabilities or obligations of Seller
                  relating to casualty or liability claims attributable to the period prior to the Contribution Date.

                           (14) Bank overdrafts and other liabilities of Seller
                  to banks for money borrowed.

                           (15) Any accounts payable of Seller.

                           (16) Any liabilities and obligations with respect to
                  Seller's Lease other than as may be contemplated by Section 10(a).

                           (17) Any and all other liabilities and/or obligations
                  not specifically included in the Assumed Liabilities.

                  (n)      [Reserved].

                  (o) INTELLECTUAL PROPERTY shall mean all domestic and foreign patents, licenses, registered and unregistered trademarks, trade names, service marks, copyrights, proprietary computer software, all third-party (or "off-the-shelf") computer programs, software or licenses owned and held by Seller on the Contribution Date and used primarily in connection with the Business (and applications for any of the foregoing), including, without limitation, those items set forth on SCHEDULE 10(o) hereto, and all designs, patterns, drawings, technology, technical know-how, trade secrets, inventions, processes, formulas, ideas, work product, work in process, confidential information and other similar intangible assets, owned and held by Seller and used primarily in connection with the Business and the intangible assets and related limitations, if any, including, without limitation, those items set forth on SCHEDULE 10(o) hereto, and the goodwill associated with all of the foregoing.

                  (p) KNOWLEDGE shall mean the qualification of a statement made in this Agreement by the phrase "to the knowledge of Seller" or a similar phrase shall indicate that no information that would give any officer or director of Seller actual knowledge of the inaccuracy of such statement has come to the attention of any such person, but that such persons have not undertaken any independent investigation to determine the accuracy of such statement.

                  (q) LANDLORD shall mean CarrAmerica Realty L.P.

                  (r) LAWS shall mean all laws, statutes, ordinances, rulings and Regulations of the United States, any foreign country, or any domestic or foreign state, and any political subdivision or agency thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

                  (s) LIENS shall mean any mortgage, liability, pledge, hypothecation, right, claim, security interest, encumbrance, lease, sublease, license, adverse claim or interest, covenant not to compete, voting agreement, voting trust, option, lien, right of first refusal or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any contracts of Seller or Newco.

                  (t) MULTIEMPLOYER PLAN shall mean any "multiemployer plan," as defined in Sections 3(37) or 4001(a)(3) of ERISA, which (i) is (or was within the six-year period ending on the Closing Date) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by any of Seller or any ERISA Affiliate and
         (ii) covers or covered any employee or former employee of any of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

                  (u) NEWCO EMPLOYEES shall mean the employees of Newco available for duty on the Closing Date.

                  (v) OPERATING ASSETS shall mean all of Seller's rights, property and assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise which were owned by Seller at the Contribution Date and used or held for use primarily in connection with the Business prior to the Contribution Date, wherever located and whether or not reflected in

         Seller's books and records, other than the Retained Assets; including, without limitation, the following:

                           (1) All machinery, equipment, records, inventories,
                  computer hardware, cabling, data viewers, improvements, tools, fixtures, furniture, furnishings and other personal property, including, without limitation, the material items of personal property listed on SCHEDULE 10(v)(1) hereto, and such additional personal property which was, at the Contribution Date (i) owned by Seller and used or held for use primarily in connection with the Business or subject to leases to which Seller was a lessee, subject (in the case of leases) to obtaining any required consents in connection with the assignment and assumption of any leases or agreements to and by Newco, with respect to or for use in connection with the operation of the Business, and (ii) located in the Training Facility or issued to the Newco Employees.

                           (2) The Courses and Courseware.

                           (3) Except as described in Section 10(aa), all
                  Intellectual Property of Seller related to the Business.

                           (4) All rights of Seller under the Operating
                  Contracts.

                           (5) All deposits, prepaid tuition, or other prepaid
                  items, including without limitation, courseware maintenance fees, relating to training services conducted in the Business which were accepted by Seller prior to the Contribution Date but to be delivered on or subsequent to the Closing Date, including without limitation those items set forth on SCHEDULE 10(v)(5) hereto.

                           (6) All customer lists, vendor or supplier lists,
                  prospect lists, database information, documents, records or other information, whether in electronic form or otherwise, owned and held by Seller and relating to existing or planned sales or marketing operations of the Business as of the Contribution Date.

                           (7) All copies of records, computer software and
                  documents, books, work orders, drawings, electronic art, database information, program and process documentation owned by Seller and related to the Business.

                           (8) All of Seller's rights in all government
                  licenses, permits and authorizations (and applications for any of the foregoing) necessary for the operation of the Business, to the extent such are transferable, including but not limited to the licenses, permits and authorizations listed on SCHEDULE 10(v)(8) hereto.

                           (9) Except for those software licenses or customized
                  software included in the Retained Assets, all of Seller's rights in all software licenses or customized software which are used directly for Seller's training logistics support conducted in the Business, including, but not limited to, the licenses or customized software listed on SCHEDULE 10(v)(9) hereto.

                           (10) All marketing or advertising brochures,
                  pamphlets, documentation or other tangible material owned by Seller and used in connection with the Business.

                           (11) All content and computer source code relating to
                  the Business which is incorporated into Seller's website.

                           (12) All rights of Seller in and to any Courseware
                  maintenance fees.

                           (13) All other property, assets, claims, rights and
                  entitlements of any kind, character and description whatsoever, to the extent such are transferable, which were owned by Seller on the Contribution Date and used, or primarily used or held for use, in connection with the Business or necessary for the continuation of the Business.

                  (w) OPERATING CONTRACTS shall mean (1) all contracts to provide training services conducted in the Business entered into by Seller in the ordinary course of business prior to the Contribution Date which had not been performed prior to the Contribution Date; and
         (2) the contracts set forth on SCHEDULE 10(w) hereto.

                  (x)      PBGC shall mean the Pension Benefit Guaranty
         Corporation.

                  (y) PENSION PLAN shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer
         Plan) which (i) is (or was within the six-year period ending on the Closing Date) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by any of Seller or any ERISA Affiliate and (ii) which covers or covered any current or former employee, director, or consultant of any of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

                  (z) REGULATION shall mean any rule or regulation of any governmental authority having the effect of law.

                  (aa) RETAINED ASSETS shall mean all of Seller's right, title and interest in and to the following:

                           (1) Seller's training courses and all course
                  materials, training manuals, course templates, programs, documentation, computer software, books, process documentation or other similar courseware which are solely related to Seller's Voyager and Catalyst families of products, as more particularly described on SCHEDULE 10(aa)(1) hereto, or with current or future products of Seller, and all rights, title and interest in and thereto, including all associated intellectual property rights.

                           (2) Any employee benefit plan (within the meaning of
                  Section 3(3) of ERISA) with respect to which Seller or any entity which, together with Seller, would be deemed a "single employer" (within the meaning of Sections 414(b), (c), (m) or (o) of the Code, is a plan sponsor or would otherwise have any potential liability.

                           (3) Any of Seller's causes of action, judgments,
                  claims and demands of whatever nature, except those related to the Operating Assets and the Assumed Liabilities.

                           (4) All financial records of Seller relating to the
                  Business, including Seller's general ledger and related items, tax returns and related work papers, other than those described under Section 10(v)(7) above.

                           (5) All of Seller's cash (including cash received
                  after the Contribution Date for services relating to the Business performed on or before the Contribution Date) and cash equivalents, including all deposits and other prepaid items not described in Section 10(v)(5) above.

                           (6) All of Seller's personnel records and other
                  records related to the Business that Seller is required by law to retain in its possession and all of Seller's invoices, expense reports and purchase orders related to the Business.

                           (7) All of Seller's claims for refunds of Taxes and
                  other governmental charges of whatever nature relating to periods prior to the Contribution Date.

                           (8) All of Seller's general office equipment,
                  furniture and furnishings, unless located at the Training Facility, except for the personal computers used by the Newco Employees.

                           (9) Seller's telephone system and telephone
                  equipment.

                           (10) Seller's enterprise-wide licensed software,
                  other than the licensed software located on the personal computers used by the Newco Employees, which is set forth on
                  SCHEDULE 10(aa)(10) hereto.

                           (11) All of Seller's rights in insurance policies and
                  insurance claims.

                           (12) Copies of the Courses and Courseware for
                  Seller's internal use as permitted by Section 6(a)(1). Such use of the Courses and Courseware is limited to a level which, as a result of a merger, acquisition, consolidation or similar transaction, does not materially increase the level of use contemplated as of the Contribution Date.

                           (13) All trademarks, trade names, service marks and
                  other intellectual property relating to the name "ObjectSpace" and "Voyager."

                           (14) All of Seller's rights with respect to that
                  certain Consulting Agreement dated October 11, 1995 between Seller and Ernst & Young.

                           (15) Seller's rights under its export license.

                           (16) The software licenses of Seller in and to the
                  IBM Visual Age for Java 2.0, Iona's Orbix Web 3.0 Pro and Imprise Visibroker for Java 3.1 computer programs.

                  (ab) TAXES shall mean any and all taxes, duties, premiums, imposts, charges, fees, levies, excises, deductions, withholdings or other like assessments (and all related interest, fines, additions to tax and penalties), including, without limitation, those levied on, or measured by, or referred to as income, transfer, gains, gross receipts, profits, capital, excise, inventory, property (real, personal or intangible), land transfer, value-added, goods and services, sales, use, license, withholding, payroll, health, employment, stamp, business, capital stock, franchise, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance and other government pension plan premiums, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a consolidated, unitary, combined or any other basis.

                  (ac) TAX RETURNS shall mean any and all reports, returns or other information filed with or required to be supplied to a taxing authority in connection with Taxes.

                  (ad) TRAINING FACILITY shall mean the training facility located at 14901 Quorum Drive, Suite 100, Dallas, Texas.

                  (ae) SELLER'S LEASE shall mean the lease agreement between CarrAmerica Realty L.P., as landlord, and Seller, as tenant, dated April 1997, relating to the office building located at 14901 Quorum Drive, Dallas, Texas.

                  (af) VALTECH TECHNOLOGIES shall mean Valtech Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser.

                  (ag) WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (i) is (or was within the six-year period ending on the Closing Date) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by any of Seller or any ERISA Affiliate and (ii) which covers or covered any current or former employee, director, or consultant of any of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

         11.      MISCELLANEOUS.

                  (ag) FURTHER ASSURANCES. Upon reasonable request, from time to time, each party agrees that it shall (or, if applicable, shall direct its employees to) execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable in the reasonable opinion of the other party to protect or record the right or title of Newco to the Operating Assets or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration other than reimbursement for reasonable out-of-pocket expenses.

                  (ag) AMENDMENTS AND WAIVER. This Agreement may be amended only by an agreement in writing by the parties hereto. The failure of any party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of each provision, clause or part under other circumstances, shall not be affected thereby.

                  (ag) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES. TO THE MAXIMUM EXTENT PRACTICABLE, THIS AGREEMENT IS PERFORMABLE IN DALLAS COUNTY, TEXAS.

                  (ag) NOTICES. Any notice to be given hereunder shall be deemed given and sufficient if either (1) delivered by hand messenger or (2) mailed via an overnight "express mail" service with a telecopy being sent within two days of such "express mail" notice, in the case of Purchaser, to:

                                    Valtech S.A.
                                    c/o Valtech Technologies, Inc.
                                    5080 Spectrum Drive
                                    Suite 1010 West
                                    Addison, Texas 75001
                                    Attention:  Frank Rodorigo
                                    Fax:  (972) 789-1340
                  with a copy to:

                              Winstead Sechrest & Minick P.C.
                              1201 Elm Street
                              5400 Renaissance Tower
                              Dallas, Texas  75270
                              Attention: Christopher D. Williams, Esq.
                              Fax:  (214) 745-5390

                  or in the case of Seller to:

                              ObjectSpace, Inc.
                              14850 Quorum Drive
                              Suite 500
                              Dallas, Texas  75240
                              Attention: David Norris, Chief Executive Officer
                              Fax: (972) 726-4200

                  with a copy to:

                              Haynes and Boone, LLP
                              901 Main Street, Suite 3100
                              Dallas, Texas  75202-3789
                              Attention:  Gregory R. Samuel, Esq.
                              Fax: (214) 651-5940

         Each party may designate by notice in writing a new address to which any notice, claim, instruction or communication may thereafter be so given, served or sent.

                  (ag) BENEFIT. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by Purchaser and Seller and their respective successors and permitted assigns. This Agreement may not be assigned without the written consent of the other party or parties hereto, except that Purchaser may assign this Agreement to an affiliate of Purchaser upon written notice to Seller but any such assignment shall not release Purchaser from its obligations hereunder.

                  (ag) ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits attached hereto, constitutes the entire agreement and understanding among Purchaser and Seller with respect to the purchase and sale of the Shares and the other transactions contemplated by this Agreement and supercedes any prior understandings or written or oral agreements, including the Letter of Intent dated July 9, 1999 between Valtech Technologies and Seller, between the parties or their affiliates with respect to the subject matter of this Agreement.

                  (ag) BROKERS. Purchaser and Seller represent and warrant to each other that there are no brokerage or finder's fees in connection with the transactions contemplated hereby resulting from any actions taken by them and they hereby indemnify, save and hold each other harmless from and against any claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them relating to the transactions contemplated hereby.

                  (ag) DISCLOSURE SCHEDULE. Disclosure of any fact or item in any Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

                  (ag) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement.



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                                           -37-

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

                                           VALTECH S.A.

                                           By:    /s/ FRANK RODORIGO
                                                  -----------------------------
                                                  Name:   Frank Rodorigo
                                                          ---------------------
                                                  Title:  President
                                                          ---------------------


                                           OBJECTSPACE, INC.

                                           By:    /s/ DAVID NORRIS
                                                  -----------------------------
                                                  Name:   David Norris
                                                          ---------------------
                                                  Title:  President
                                                          ---------------------







                                            -38-